EXHIBIT 99.1

Norwegian Cruise Line Holdings Reports Financial Results for the Third Quarter 2016

Company Posts Record Single Quarter Revenue and Earnings

Norwegian Cruise Line Celebrates 50th Anniversary

MIAMI, Nov. 09, 2016 (GLOBE NEWSWIRE) -- Norwegian Cruise Line Holdings Ltd. (Nasdaq:NCLH) (together with NCL Corporation Ltd., “Norwegian Cruise Line Holdings”, “Norwegian” or the “Company,”) today reported financial results for the third quarter ended September 30, 2016, and provided guidance for the fourth quarter and full year 2016.

Highlights

  The Company generated GAAP net income of $342.4 million or EPS of $1.50 compared to $251.8 million or $1.09 in the prior year.  Adjusted Net Income was $369.3 million or Adjusted EPS of $1.62 compared to $311.1 million or $1.35 in the prior year.
  Total revenue increased 15.6% to $1.5 billion. Gross Yield increased 1.5%.  Adjusted Net Yield increased 3.4% on a Constant Currency basis.
  The Company expects to generate record earnings with full year 2016 Adjusted EPS to be in the range of $3.38 to $3.42.

"In 1966, the M/S Sunward departed on her first voyage from Miami to the Caribbean, marking not just the launch of Norwegian Cruise Line, but the modern cruise industry as we know it today," said Frank Del Rio, president and chief executive officer of Norwegian Cruise Line Holdings Ltd.  "Fast forward fifty years, where we have reached yet another milestone, reporting the highest single quarter revenue and earnings in our history, bolstered by the addition of Norwegian Escape, Oceania Cruises' Sirena and Seven Seas Explorer to our fleet," continued Del Rio.

Third Quarter 2016 Results

GAAP net income was $342.4 million or EPS of $1.50 compared to $251.8 million or $1.09 in the prior year.  The Company generated Adjusted Net Income of $369.3 million or Adjusted EPS of $1.62 compared to $311.1 million or $1.35 in the prior year.

Revenue increased 15.6% to $1.5 billion compared to $1.3 billion in 2015.  Adjusted Net Revenue in the period increased 17.0% to $1.1 billion compared to $978.2 million in 2015.  These increases were primarily attributed to the addition of Norwegian Escape, Oceania Sirena, and Regent Seven Seas Explorer to the fleet.  Gross Yield increased 1.5% while Adjusted Net Yield improved 3.4% on a Constant Currency basis and 2.8% on an as reported basis primarily due to improved pricing.

Gross Cruise Cost increased 10.5% in 2016 compared to 2015 due to an increase in total cruise operating expense as a result of an increase in Capacity Days along with an increase in marketing expense.  Gross Cruise Costs per Capacity Day decreased 3.0%.  Adjusted Net Cruise Cost Excluding Fuel per Capacity Day increased 1.7% on both a Constant Currency and as reported basis primarily due an increase in marketing expenses.

Fuel price per metric ton, net of hedges decreased 11.5% to $500 from $565 in 2015.  The Company reported fuel expense of $86.3 million in the period.  In addition, a loss of $2.5 million was recorded in other expense in 2016 related to the ineffective portion of the Company’s fuel hedge portfolio due to market volatility.

Interest expense, net increased to $60.7 million in 2016 from $49.8 million in 2015 primarily due to an increase in average debt balances outstanding primarily associated with the delivery of Norwegian Escape in October 2015 and Seven Seas Explorer in June 2016 as well as slightly higher interest rates due to an increase in LIBOR rates.

Other expense was $5.3 million in 2016 compared to $1.7 million in 2015.  In 2016, the expense was primarily related to unrealized and realized losses on fuel swap derivative hedge contracts and foreign exchange derivative hedge contracts and foreign currency transaction losses.

Sale of Hawaii Land-based Operations

In the first quarter of 2016, the Company executed an agreement to divest its interest in a certain land-based operation in Hawaii. The amount of the transaction is considered immaterial to the Company’s consolidated financial statements.  The agreement is subject to customary closing conditions, including receipt of all required regulatory approvals which are still pending; therefore, the Company no longer anticipates the transaction will close in 2016.  The Company’s third quarter financial results include the results from this operation.  For purposes of comparison to the guidance provided by the Company in its prior release, key operational metrics excluding the results of this operation are as follows:

  Gross Yield growth would have been 1.5%.  Adjusted Net Yield growth would have been 3.5% on a Constant Currency basis or 2.9% on an as reported basis (excluding the results of the aforementioned operation).
  Gross Cruise Costs per Capacity Day would have decreased 2.9%.  Adjusted Net Cruise Costs Excluding Fuel per Capacity Day growth would have been 1.9% on both a Constant Currency and as reported basis (excluding the results of the aforementioned operation).

Company Outlook

“We are on track to deliver robust double-digit growth in Adjusted EPS in 2016, despite headwinds from geopolitical events earlier in the year which dampened demand for Mediterranean sailings,” said Wendy Beck, executive vice president and chief financial officer of Norwegian Cruise Line Holdings Ltd. “Looking to the first half of 2017, where deployment is weighted to Caribbean sailings, advanced bookings are ahead of prior year's record levels at higher prices, while an early look at the full year shows occupancy commensurate with prior year at this same time at slightly lower prices.  Recent significant weakening of certain foreign currencies, primarily the British Pound, against the U.S. dollar, combined with an increase in fuel prices have placed pressure on expectations for the coming year.  Despite these headwinds, we still anticipate delivering double-digit growth in Adjusted EPS in 2017.”

2016 Guidance and Sensitivities

In addition to announcing the results for the third quarter, the Company also provided guidance for the fourth quarter and full year 2016, along with accompanying sensitivities. The Company does not provide guidance on a GAAP basis because the Company is unable to predict, with reasonable certainty, the future movement of foreign exchange rates or the future impact of certain gains and charges. These items are uncertain and will depend on several factors, including industry conditions, and could be material to the Company’s results computed in accordance with GAAP. The Company has not provided reconciliations between the Company’s 2016 guidance and the most directly comparable GAAP measures because it would be too difficult to prepare a reliable U.S. GAAP quantitative reconciliation without unreasonable effort.

	Fourth Quarter 2016			Full Year 2016
	As Reported		Constant Currency	As Reported		Constant Currency
Adjusted Net Yield	Approx. (2.75%)		Approx. (2.25%)	Approx. 1.0%		Approx. 1.75%
Adjusted Net Cruise Cost Excluding Fuel per Capacity Day	Approx. (2.0%)		Approx. (2.0%)	Approx. 1.25%		Approx. 1.25%
Adjusted EPS	$0.53 to $0.57			$3.38 to $3.42
Adjusted Depreciation and Amortization (1)	$109 to $113 million			$410 to $414 million
Adjusted Interest Expense, net (2)	Approx. $60 million			Approx. $238 million
Effect on Adjusted EPS of a 1% change in Adjusted Net Yield (3)		$0.04			$0.04

(1) Excludes $5.3 million and $21.1 million of amortization of intangible assets related to the Acquisition of Prestige in the fourth quarter and full year 2016, respectively.
(2) Excludes $11.4 million for the write-off of deferred financing fees in the full year 2016.
(3) Based on midpoint of guidance.

The following reflects the Company’s expectations regarding fuel consumption and pricing, along with accompanying sensitivities.

	Fourth Quarter 2016	Full Year 2016
Fuel consumption in metric tons	182,000	713,000
Fuel price per metric ton, net of hedges	$453	$480
Effect on Adjusted EPS of a 10% change in fuel prices, net of hedges	$0.01	$0.01

As of September 30, 2016, the Company had hedged approximately 90%, 79%, 57%, 48% and 5% of its total projected metric tons of fuel consumption for the remainder of 2016 and full year 2017, 2018, 2019 and 2020, respectively.  The following table provides amounts hedged and price per barrel of heavy fuel oil (“HFO”) and marine gas oil (“MGO”) which are hedged utilizing U.S. Gulf Coast 3% (“USGC”) and Brent, respectively.

	Q4 2016	2017	2018	2019	2020
% of HFO Consumption Hedged	91%	81%	68%	56%	6%
Average USGC Price / Barrel	$63.47	$59.69	$54.90	$47.82	$44.35
% of MGO Consumption Hedged	87%	75%	22%	21%	0%
Average Brent Price / Barrel	$35.01	$41.11	$46.50	$49.25	-

The following reflects the foreign currency exchange rates the Company used in its guidance.

	Current Guidance	Prior Guidance
Euro	$1.10	$1.11
British pound	$1.22	$1.30
Australian Dollar	$0.76	$0.75
Canadian Dollar	$0.76	$0.77

Future capital commitments consist of contracted commitments, including ship construction contracts, and future expected capital expenditures necessary for operations. As of September 30, 2016, anticipated capital expenditures were $0.2 billion for the remainder of 2016 and $1.3 billion for each of the years ending December 31, 2017 and 2018, of which the Company has export credit financing in place for the expenditures related to ship construction contracts of $0.8 billion for 2017 and $0.7 billion for 2018.

Company Updates and Other Business Highlights

Designed for Alaska Cruising, Norwegian Bliss to Debut in 2018

The Company recently announced that the third ship in the line’s Breakaway Plus Class Ships, Norwegian Bliss, will be the first cruise ship custom-built with features and amenities for the ultimate Alaska cruise experience. Norwegian Bliss will pioneer a new era of Alaska cruising beginning June 2018 and will cruise to America’s Last Frontier from Seattle.  She will also be the first Norwegian Cruise Line ship to make its debut in the Emerald City.  Norwegian Bliss will be approximately 167,800 gross tons and accommodate 4,000 guests.  The ship is scheduled for delivery in spring 2018.

Continuing Norwegian’s tradition of decorating each ship’s hull with signature art, the Company has also announced that the world’s premier marine life artist, Wyland, has been commissioned to design the hull artwork for Norwegian Bliss.  Known for his iconic whale murals, marine life paintings and sculptures, Wyland has inspired generations to be passionate about the importance of marine life conservation.  In addition to the reveal of her spectacular hull artwork, the first piece of steel was cut at MEYER WERFT in Papenburg, Germany on October 28th, symbolizing the start of the ship’s construction.

Norwegian Joy Culinary Offerings and Upscale Shopping Venue Unveiled

The Company recently announced the culinary offerings planned for the Company’s first cruise ship custom built for the Chinese market, Norwegian Joy.  The ship will feature the most extensive range of restaurants ever offered on a cruise ship, which have been tailor-made for local palates. Additionally, the Company recently unveiled that the upscale shopping venue on board Norwegian Joy will be the largest in Norwegian’s fleet, complete with everything from exceptional duty-free shops to high-end international brands. Prestigious retail brands already confirmed to be on board include Cartier, Omega, Bvlgari, Salvatore Ferragamo, and Versace, among many.

Norwegian Jewel, Pearl and Gem Retrofitted with Exhaust Gas Scrubber Technology

As part of the Company’s continued commitment to the environment, Norwegian Jewel, Norwegian Pearl and Norwegian Gem were each successfully retrofitted with a new exhaust gas scrubber system this quarter.  These scrubbers aim to significantly reduce air emissions, thus reducing the fleet’s environmental footprint.  The ships’ new lightweight in-line scrubbers are a hybrid technology developed by Yara Marine Technologies that are able to operate in dry mode, open loop and closed loop. Five scrubbers were installed, one per engine, covering the whole propulsion system.  Collectively, they are capable of reducing the emission of sulfur into the air by up to 99 percent and also reducing 85 percent of particulate emission into the air.

The Company currently has five ships outfitted with exhaust gas scrubber technology with Norwegian Pearl and Gem joining Norwegian Jewel, Escape and Pride of America.  Norwegian Jade and Norwegian Sun are scheduled for retrofitting in the first and second quarter of 2017, respectively.  In addition, all remaining ships on order for the Norwegian Cruise Line brand will also be outfitted with similar technology.

Norwegian Cruise Line Honored at World Travel Awards

Norwegian Cruise Line has been named “North America’s Leading Cruise Line” for the first time, along with being honored as the “Caribbean’s Leading Cruise Line” for the fourth consecutive year at the 2016 World Travel Awards. Norwegian also received awards for “Europe’s Leading Cruise Line” for the ninth consecutive year, “Europe’s Responsible Tourism Award” for the second consecutive year and the award for “World’s Best Cruise Spa” for the Mandara Spa® on board Norwegian Cruise Line.

Norwegian Cruise Line Expands Partnership with Margaritaville®

Building on its success and popularity on board Norwegian’s newest ship, Norwegian Escape, the Company recently announced the expansion of its exclusive partnership with Margaritaville®. Norwegian will introduce new Margaritaville® at Sea restaurants on board Norwegian Getaway and Norwegian Breakaway this fall. Margaritaville® at Sea will bring to life nostalgic island moments with a tropical menu that features signature items like the Cheeseburger in Paradise and Who's to Blame Margarita, available à la carte, in an open air-eatery offering stunning ocean views.

Conference Call

The Company has scheduled a conference call for Wednesday, November 9, 2016 at 10:00 a.m. Eastern Time to discuss third quarter results.  A link to the live webcast can be found on the Company’s Investor Relations website at www.nclhltdinvestor.com. A replay of the conference call will also be available on the website for 30 days after the call.

About Norwegian Cruise Line Holdings Ltd.

Norwegian Cruise Line Holdings Ltd. (Nasdaq:NCLH) is a leading global cruise company which operates the Norwegian Cruise Line, Oceania Cruises and Regent Seven Seas Cruises brands.

With a combined fleet of 24 ships with approximately 46,500 berths, these brands offer itineraries to more than 510 destinations worldwide. The Company will introduce four additional ships through 2020.

Norwegian Cruise Line is an innovator in cruise travel with a history of breaking the boundaries of traditional cruising, most notably with the introduction of "Freestyle Cruising," which revolutionized the industry by giving guests more freedom and flexibility. Norwegian Cruise Line offers The Haven by Norwegian, a luxury enclave with suites, private pools and dining, concierge service and personal butlers. Oceania Cruises offers an unrivaled vacation experience renowned for the finest cuisine at sea and destination-rich itineraries that span the globe. Expertly crafted voyages aboard designer-inspired, intimate ships call on ports across Europe, Asia, Africa, Australia, New Zealand, the South Pacific and the Americas. Regent Seven Seas Cruises offers the industry’s most inclusive luxury experience aboard its all-suite fleet.  Accompanying the unprecedented personalized service, gourmet cuisine and world-class entertainment, a voyage with Regent Seven Seas Cruises also includes round-trip air transportation to the port of origin with business class air provided for any intercontinental flights, fine wines and spirits throughout the ship, unlimited free internet access, ground transfers, pre-paid gratuities and complimentary sightseeing excursions at every destination visited.

Terminology

Acquisition of Prestige. In November 2014, pursuant to the Merger Agreement, we acquired Prestige.

Adjusted Depreciation and Amortization.  Depreciation and amortization adjusted to exclude amortization of intangible assets related to the Acquisition of Prestige.

Adjusted EBITDA.  EBITDA adjusted for other income (expense) and other supplemental adjustments.

Adjusted EPS. Adjusted Net Income divided by the number of diluted weighted-average shares outstanding.

Adjusted Free Cash Flow. Free Cash Flow adjusted for proceeds from ship construction financing facilities and other supplemental adjustments.

Adjusted Net Cruise Cost Excluding Fuel. Net Cruise Cost less fuel expense adjusted for supplemental adjustments.

Adjusted Net Income.   Net income adjusted for supplemental adjustments.

Adjusted Net Revenue. Net Revenue adjusted for supplemental adjustments.

Adjusted Net Yield.  Net Yield adjusted for supplemental adjustments.

Adjusted Interest Expense.  Interest expense adjusted to exclude write-offs of deferred financing fees related to the refinancing of certain of our credit facilities.

Berths.  Double occupancy capacity per cabin (single occupancy per studio cabin) even though many cabins can accommodate three or more passengers.

Breakaway Class Ships. Norwegian Breakaway and Norwegian Getaway.

Breakaway Plus Class Ships. The next generation of ships which are similar in design and innovation to Breakaway Class Ships.

Capacity Days.  Available Berths multiplied by the number of cruise days for the period.

Constant Currency. A calculation whereby foreign currency-denominated revenues and expenses in a period are converted at the U.S. dollar exchange rate of a comparable period in order to eliminate the effects of foreign exchange fluctuations.

Dry-dock. A process whereby a ship is positioned in a large basin where all of the fresh/sea water is pumped out in order to carry out cleaning and repairs of those parts of a ship which are below the water line.

EBITDA.  Earnings before interest, taxes, and depreciation and amortization.

EPS. Diluted earnings per share.

Explorer Class Ships. Regent’s Seven Seas Explorer and a second ship on order.

Free Cash Flow. Net cash provided by operating activities less capital expenditures for ship construction, business enhancements and other.

GAAP. Generally accepted accounting principles in the U.S.

Gross Cruise Cost.  The sum of total cruise operating expense and marketing, general and administrative expense.

Gross Tons. A unit of enclosed passenger space on a cruise ship, such that one gross ton = 100 cubic feet or 2.831 cubic meters.

Gross Yield.  Total revenue per Capacity Day.

Management NCL Corporation Units. NCL Corporation, Ltd.’s (“NCLC”) previously outstanding profits interests issued to management (or former management) of NCLC which were converted into units in NCLC.  All Management NCL Corporation Units were exchanged for NCLH ordinary shares and restricted shares in the fourth quarter of 2014.

Merger Agreement. Agreement and Plan of Merger, dated as of September 2, 2014, by and among Prestige, NCLH, Portland Merger Sub, Inc. and Apollo Management, L.P., as amended, for the Acquisition of Prestige.

Net Cruise Cost.  Gross Cruise Cost less commissions, transportation and other expense and onboard and other expense.

Net Cruise Cost Excluding Fuel.  Net Cruise Cost less fuel expense.

Net Revenue. Total revenue less commissions, transportation and other expense and onboard and other expense.

Net Yield. Net Revenue per Capacity Day.

Occupancy Percentage or Load Factor. The ratio of Passenger Cruise Days to Capacity Days. A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days.  The number of passengers carried for the period, multiplied by the number of days in their respective cruises.

Secondary Equity Offering(s). Secondary public offering(s) of NCLH’s ordinary shares in December 2015, August 2015, May 2015, March 2015, March 2014, December 2013 and August 2013.

Shipboard Retirement Plan. An unfunded defined benefit pension plan for certain crew members which computes benefits based on years of service, subject to certain requirements.

Non-GAAP Financial Measures

We use certain non-GAAP financial measures, such as Net Revenue, Adjusted Net Revenue, Net Yield, Adjusted Net Yield, Net Cruise Cost, Adjusted Net Cruise Cost Excluding Fuel, Adjusted EBITDA, Adjusted Net Income and Adjusted EPS, to enable us to analyze our performance. See “Terminology” for the definitions of these non-GAAP financial measures. We utilize Net Revenue and Net Yield to manage our business on a day-to-day basis and believe that they are the most relevant measures of our revenue performance because they reflect the revenue earned by us net of significant variable costs. In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Cost and Adjusted Net Cruise Cost Excluding Fuel to be the most relevant indicators of our performance.

As our business includes the sourcing of passengers and deployment of vessels outside of the U.S., a portion of our revenue and expenses are denominated in foreign currencies, particularly British pound, Canadian dollar, euro and Australian dollar, which are subject to fluctuations in currency exchange rates versus our reporting currency, the U.S. dollar. In order to monitor results excluding these fluctuations, we calculate certain non-GAAP measures on a Constant Currency basis whereby current period revenue and expenses denominated in foreign currencies are converted to U.S. dollars using currency exchange rates of the comparable period. We believe that presenting these non-GAAP measures on both a reported and Constant Currency basis is useful in providing a more comprehensive view of trends in our business.

We believe that Adjusted EBITDA is appropriate as a supplemental financial measure as it is used by management to assess operating performance. We believe that Adjusted EBITDA is a useful measure in determining our performance as it reflects certain operating drivers of our business, such as sales growth, operating costs, marketing, general and administrative expense and other operating income and expense. Adjusted EBITDA is not a defined term under GAAP. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income as it does not take into account certain requirements such as capital expenditures and related depreciation, principal and interest payments and tax payments and it includes other supplemental adjustments.

In addition, Adjusted Net Revenue and Adjusted Net Yield, which exclude certain business combination accounting entries, are non-GAAP financial measures that we believe are useful as supplemental measures in evaluating the performance of our operating business and provide greater transparency into our results of operations. Adjusted Net Income and Adjusted EPS are non-GAAP financial measures that exclude certain amounts and are used to supplement GAAP net income and EPS. We use Adjusted Net Income and Adjusted EPS as key performance measures of our earnings performance. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparison to our historical performance. In addition, management uses Adjusted EPS as a performance measure for our incentive compensation. The amounts excluded in the presentation of these non-GAAP financial measures may vary from period to period; accordingly, our presentation of Adjusted Net Revenue, Adjusted Net Yield, Adjusted Net Income, and Adjusted EPS may not be indicative of future adjustments or results.  For example, for the nine months ended September 30, 2016 we incurred an $11.2 million write-off, primarily due to deferred financing fees due to the refinancing of certain credit facilities. We included the deferred financing fees as an adjustment in the reconciliation of Adjusted Net Income since these amounts are not representative of our day-to-day operations and we have included other write-offs of deferred financing fees as adjustments in prior periods.

Management believes Free Cash Flow provides investors with a useful financial metric to assess our ability to service and repay our debt and to pursue opportunities to enhance our growth after making the capital investments required to support ongoing business operations and long term value creation. Free Cash Flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt. Management uses Free Cash Flow as a measure to assess both business performance and overall liquidity.

You are encouraged to evaluate each adjustment used in calculating our non-GAAP financial measures and the reasons we consider our non-GAAP financial measures appropriate for supplemental analysis. In evaluating our non-GAAP financial measures, you should be aware that in the future we may incur expenses similar to the adjustments in our presentation. Our non-GAAP financial measures have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP. Our presentation of our non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our non-GAAP financial measures may not be comparable to other companies. Please see a historical reconciliation of these measures to the most comparable GAAP measure presented in our consolidated financial statements below.

Cautionary Statement Concerning Forward-Looking Statements
Certain statements in this release constitute forward-looking statements within the meaning of the U.S. federal securities laws intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this release, including, without limitation, those regarding our business strategy, financial position, results of operations, plans, prospects and objectives of management for future operations (including development plans and objectives relating to our activities), are forward-looking statements. Many, but not all, of these statements can be found by looking for words like "expect," "anticipate," "goal," "project," "plan," "believe," "seek," "will," "may," "forecast," "estimate," "intend," "future," and similar words. Forward-looking statements do not guarantee future performance and may involve risks, uncertainties and other factors which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to the impact of: adverse general economic and related factors, such as fluctuating or increasing levels of unemployment, underemployment and the volatility of fuel prices, declines in the securities and real estate markets, and perceptions of these conditions that decrease the level of disposable income of consumers or consumer confidence; the risks and increased costs associated with operating internationally; an impairment of our tradenames or goodwill which could adversely affect our financial condition and operating results; our efforts to expand our business into new markets; adverse events impacting the security of travel, such as terrorist acts, acts of piracy, armed conflict and threats thereof and other international events; breaches in data security or other disturbances to our information technology and other networks; the spread of epidemics and viral outbreaks; adverse incidents involving cruise ships; changes in fuel prices and/or other cruise operating costs;  our hedging strategies; our inability to obtain adequate insurance coverage; our substantial indebtedness, including the ability to raise additional capital to fund our operations, and to generate the necessary amount of cash to service our existing debt; restrictions in the agreements governing our indebtedness that limit our flexibility in operating our business; the significant portion of our assets pledged as collateral under our existing debt agreements and the ability of our creditors to accelerate the repayment of our indebtedness; our ability to incur significantly more debt despite our substantial existing indebtedness; volatility and disruptions in the global credit and financial markets, which may adversely affect our ability to borrow and could increase our counterparty credit risks, including those under our credit facilities, derivatives, contingent obligations, insurance contracts and new ship progress payment guarantees; fluctuations in foreign currency exchange rates; our inability to recruit or retain qualified personnel or the loss of key personnel; future changes relating to how external distribution channels sell and market our cruises; our reliance on third parties to provide hotel management services to certain ships and certain other services; delays in our shipbuilding program and ship repairs, maintenance and refurbishments; future increases in the price of, or major changes or reduction in, commercial airline services; seasonal variations in passenger fare rates and occupancy levels at different times of the year; our ability to keep pace with developments in technology; amendments to our collective bargaining agreements for crew members and other employee relation issues; the continued availability of attractive port destinations; pending or threatened litigation, investigations and enforcement actions; changes involving the tax and environmental regulatory regimes in which we operate; and other factors set forth under "Risk Factors" in our most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q and subsequent filings by the Company with the Securities and Exchange Commission. The above examples are not exhaustive and new risks emerge from time to time. Such forward-looking statements are based on our current beliefs, assumptions, expectations, estimates and projections regarding our present and future business strategies and the environment in which we will operate in the future. These forward-looking statements speak only as of the date made. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change of events, conditions or circumstances on which any such statement was based, except as required by law.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Revenue
Passenger ticket	$1,071,815	$948,059	$2,630,405	$2,406,533
Onboard and other	412,921	336,851	1,118,798	901,992
Total revenue	1,484,736	1,284,910	3,749,203	3,308,525
Cruise operating expense
Commissions, transportation and other	249,519	225,586	618,492	589,851
Onboard and other	90,661	84,171	230,416	210,701
Payroll and related	193,122	170,694	554,741	490,253
Fuel	86,250	88,829	248,529	267,784
Food	50,902	46,419	151,674	131,969
Other	114,280	102,023	351,263	307,143
Total cruise operating expense	784,734	717,722	2,155,115	1,997,701
Other operating expense
Marketing, general and administrative	174,813	150,558	504,694	411,879
Depreciation and amortization	111,575	109,798	317,480	314,381
Total other operating expense	286,388	260,356	822,174	726,260
Operating income	413,614	306,832	771,914	584,564
Non-operating income (expense)
Interest expense, net	(60,662)	(49,784)	(188,836)	(153,219)
Other expense	(5,333)	(1,733)	(13,281)	(35,589)
Total non-operating income (expense)	(65,995)	(51,517)	(202,117)	(188,808)
Net income before income taxes	347,619	255,315	569,797	395,756
Income tax expense	(5,241)	(3,528)	(8,944)	(6,931)
Net income	$342,378	$251,787	$560,853	$388,825

Weighted-average shares outstanding
Basic	227,096,142	227,384,616	227,102,560	225,805,901
Diluted	227,598,607	230,274,756	227,859,617	229,860,900

Earnings per share
Basic	$1.51	$1.11	$2.47	$1.72
Diluted	$1.50	$1.09	$2.46	$1.69

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)
(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Net income	$342,378	$251,787	$560,853	$388,825
Other comprehensive income (loss):
Shipboard Retirement Plan	107	119	323	358
Cash flow hedges:
Net unrealized gain (loss)	37,051	(105,227)	112,508	(138,501)
Amount realized and reclassified into earnings	18,327	13,132	76,658	61,582
Total other comprehensive income (loss)	55,485	(91,976)	189,489	(76,561)
Total comprehensive income	$397,863	$159,811	$750,342	$312,264

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share data)
	September 30,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$155,431	$115,937
Accounts receivable, net	55,838	44,996
Inventories	65,983	58,173
Prepaid expenses and other assets	159,447	121,305
Total current assets	436,699	340,411
Property and equipment, net	10,054,220	9,458,805
Goodwill	1,388,931	1,388,931
Tradenames	817,525	817,525
Other long-term assets	245,965	259,085
Total assets	$12,943,340	$12,264,757
Liabilities and shareholders' equity
Current liabilities:
Current portion of long-term debt	$566,911	$629,840
Accounts payable	51,494	51,369
Accrued expenses and other liabilities	520,079	640,568
Due to affiliate	-	20,769
Advance ticket sales	1,210,505	1,023,973
Total current liabilities	2,348,989	2,366,519
Long-term debt	5,815,248	5,767,697
Other long-term liabilities	242,376	349,661
Total liabilities	8,406,613	8,483,877
Commitments and contingencies
Shareholders' equity:
Ordinary shares, $.001 par value; 490,000,000 shares authorized; 232,467,409 shares issued and 227,155,448 shares outstanding at September 30, 2016 and 232,179,786 shares issued and
227,815,301 shares outstanding at December 31, 2015	232	232
Additional paid-in capital	3,870,040	3,814,536
Accumulated other comprehensive income (loss)	(223,161)	(412,650)
Retained earnings	1,128,871	568,018
Treasury shares (5,311,961 and 4,364,485 ordinary shares at September 30, 2016 and December 31, 2015,
respectively, at cost)	(239,255)	(189,256)
Total shareholders' equity	4,536,727	3,780,880
Total liabilities and shareholders' equity	$12,943,340	$12,264,757

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Nine Months Ended
	September 30,
	2016	2015
Cash flows from operating activities
Net income	$560,853	$388,825
Adjustments to reconcile net income to
net cash provided by operating activities:
Depreciation and amortization expense	327,366	327,861
Loss on derivatives	1,007	21,893
Deferred income taxes, net	707	858
Gain on contingent consideration	-	(43,400)
Write-off of deferred financing fees	11,537	195
Provision for bad debts and inventory	1,767	-
Share-based compensation expense	48,289	27,857
Changes in operating assets and liabilities:
Accounts receivable, net	(11,286)	(9,563)
Inventories	(9,133)	1,609
Prepaid expenses and other assets	(16,197)	(599)
Accounts payable	2,551	(57,837)
Accrued expenses and other liabilities	(9,149)	6,996
Advance ticket sales	180,447	308,691
Net cash provided by operating activities	1,088,759	973,386
Cash flows from investing activities
Additions to property and equipment, net	(915,936)	(330,808)
Settlement of derivatives	(34,300)	1,090
Investment in trademark	-	(750)
Net cash used in investing activities	(950,236)	(330,468)
Cash flows from financing activities
Repayments of long-term debt	(2,687,621)	(908,677)
Repayments to Affiliate	(18,522)	(18,521)
Proceeds from long-term debt	2,687,355	375,751
Proceeds from the exercise of share options	4,784	66,527
Proceeds from employee share purchase plan	2,431	858
Purchases of treasury shares	(49,999)	(7,425)
Deferred financing fees and other	(37,457)	(6,075)
Net cash used in financing activities	(99,029)	(497,562)
Net increase in cash and cash equivalents	39,494	145,356
Cash and cash equivalents at beginning of the period	115,937	84,824
Cash and cash equivalents at end of the period	$155,431	$230,180

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

The following table sets forth selected statistical information:

		Three Months Ended		Nine Months Ended
		September 30,		September 30,
		2016	2015	2016	2015

Passengers carried		635,654	574,011	1,761,967	1,615,213
Passenger Cruise Days		4,674,286	4,208,605	13,196,600	11,925,493
Capacity Days		4,209,562	3,696,549	12,175,012	10,887,160
Occupancy Percentage		111.0%	113.9%	108.4%	109.5%

Net Revenue, Adjusted Net Revenue, Gross Yield, Net Yield and Adjusted Net Yield were calculated as follows (in thousands, except Capacity Days and Yield data):

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
		2016			2016
		Constant			Constant
	2016	Currency	2015	2016	Currency	2015

Passenger ticket revenue	$1,071,815	$1,080,784	$948,059	$2,630,405	$2,655,815	$2,406,533
Onboard and other revenue	412,921	412,921	336,851	1,118,798	1,118,798	901,992
Total revenue	1,484,736	1,493,705	1,284,910	3,749,203	3,774,613	3,308,525
Less:
Commissions, transportation
and other expense	249,519	251,488	225,586	618,492	624,775	589,851
Onboard and other expense	90,661	90,661	84,171	230,416	230,416	210,701
Net Revenue	1,144,556	1,151,556	975,153	2,900,295	2,919,422	2,507,973
Non-GAAP Adjustment:
Deferred revenue (1)	300	300	3,026	1,057	1,057	31,514
Adjusted Net Revenue	$1,144,856	$1,151,856	$978,179	$2,901,352	$2,920,479	$2,539,487

Capacity Days	4,209,562	4,209,562	3,696,549	12,175,012	12,175,012	10,887,160

Gross Yield	$352.71	$354.84	$347.60	$307.94	$310.03	$303.89
Net Yield	$271.89	$273.56	$263.80	$238.22	$239.79	$230.36

Adjusted Net Yield	$271.97	$273.63	$264.62	$238.30	$239.87	$233.26

(1) Reflects deferred revenue fair value adjustments related to the Acquisition of Prestige that were made pursuant to business combination accounting rules.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

Gross Cruise Cost, Net Cruise Cost, Net Cruise Cost Excluding Fuel and Adjusted Net Cruise Cost Excluding Fuel were calculated as follows (in thousands, except Capacity Days and per Capacity Day data):

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
		2016			2016
		Constant			Constant
	2016	Currency	2015	2016	Currency	2015
Total cruise operating expense	$784,734	$786,209	$717,722	$2,155,115	$2,162,546	$1,997,701
Marketing, general and
administrative expense	174,813	175,353	150,558	504,694	505,957	411,879
Gross Cruise Cost	959,547	961,562	868,280	2,659,809	2,668,503	2,409,580
Less:
Commissions, transportation
and other expense	249,519	251,488	225,586	618,492	624,775	589,851
Onboard and other expense	90,661	90,661	84,171	230,416	230,416	210,701
Net Cruise Cost	619,367	619,413	558,523	1,810,901	1,813,312	1,609,028
Less: Fuel expense	86,250	86,250	88,829	248,529	248,529	267,784
Net Cruise Cost Excluding Fuel	533,117	533,163	469,694	1,562,372	1,564,783	1,341,244
Less Non-GAAP Adjustments:
Non-cash deferred compensation (1)	792	792	3,277	2,375	2,375	5,759
Non-cash share-based compensation (2)	16,840	16,840	13,691	48,289	48,289	27,857
Secondary Equity Offering expenses (3)	-	-	362	-	-	1,384
Severance payments and other fees (4)	2,587	2,587	1,369	5,486	5,486	15,045
Management NCL Corporation Units exchange expenses (5)	-	-	-	-	-	624
Acquisition of Prestige expenses (6)	1,696	1,696	6,098	4,710	4,710	17,389
Contingent consideration adjustment (7)	-	-	-	-	-	(43,400)
Contract termination expenses (8)	-	-	3,319	-	-	3,319
Adjusted Net Cruise Cost Excluding Fuel	$511,202	$511,248	$441,578	$1,501,512	$1,503,923	$1,313,267

Capacity Days	4,209,562	4,209,562	3,696,549	12,175,012	12,175,012	10,887,160

Gross Cruise Cost per Capacity Day	$227.94	$228.42	$234.89	$218.46	$219.18	$221.32
Net Cruise Cost per Capacity Day	$147.13	$147.14	$151.09	$148.74	$148.94	$147.79
Net Cruise Cost Excluding Fuel per Capacity Day	$126.64	$126.66	$127.06	$128.33	$128.52	$123.20
Adjusted Net Cruise Cost Excluding Fuel per Capacity Day	$121.44	$121.45	$119.46	$123.33	$123.53	$120.63

(1) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense.
(2) Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.
(3) Expenses related to the Secondary Equity Offerings, which are included in marketing, general and administrative expense.
(4) Severance payments and other expenses related to restructuring costs and other severance arrangements, which are included in marketing, general and administrative expense.
(5) Expenses related to the exchange of Management NCL Corporation Units for ordinary shares, which are included in marketing, general and administrative expense.
(6) Expenses related to the Acquisition of Prestige, which are included in marketing, general and administrative expense.
(7) Contingent consideration fair value adjustment related to the Acquisition of Prestige, which is included in marketing, general and administrative expense.
(8) Contract termination expenses related to the Acquisition of Prestige, which are included in other cruise operating expense.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

Adjusted Net Income and Adjusted EPS were calculated as follows (in thousands, except share and per share data):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Net income	$342,378	$251,787	$560,853	$388,825
Non-GAAP Adjustments:
Non-cash deferred compensation (1)	792	3,277	2,375	5,759
Non-cash share-based compensation (2)	16,840	13,691	48,289	28,030
Secondary Equity Offering Expenses (3)	-	362	-	1,384
Severance payments and other fees (4)	2,587	1,369	5,486	15,045
Management NCL Corporation Units exchange expenses (5)	-	-	-	624
Acquisition of Prestige expenses (6)	1,696	6,098	4,710	17,389
Deferred revenue (7)	300	3,026	1,057	31,514
Amortization of intangible assets (8)	5,267	20,914	15,802	59,973
Contingent consideration adjustment (9)	-	-	-	(43,400)
Derivative adjustment (10)	-	3,767	(1,185)	33,370
Contract termination expenses (11)	-	6,848	-	6,848
Deferred financing fees and other (12)	(558)	-	11,156	-
Adjusted Net Income	$369,302	$311,139	$648,543	$545,361
Diluted weighted-average shares outstanding	227,598,607	230,274,756	227,859,617	229,860,900
Diluted earnings per share	$1.50	$1.09	$2.46	$1.69
Adjusted EPS	$1.62	$1.35	$2.85	$2.37

(1) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense.
(2) Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.
(3) Expenses related to the Secondary Equity Offerings, which are included in marketing, general and administrative expense.
(4) Severance payments and other expenses related to restructuring costs and other severance arrangements, which are included in marketing, general and administrative expense.
(5) Expenses related to the exchange of Management NCL Corporation Units for ordinary shares, which are included in marketing, general and administrative expense.
(6) Expenses related to the Acquisition of Prestige, which are included in marketing, general and administrative expense.
(7) Deferred revenue fair value adjustments related to the Acquisition of Prestige that were made pursuant to business combination accounting rules, which are primarily included in Net Revenue.
(8) Amortization of intangible assets related to the Acquisition of Prestige, which are included in depreciation and amortization expense.
(9) Contingent consideration fair value adjustment related to the Acquisition of Prestige, which is included in marketing, general and administrative expense.
(10) Losses and net gains for the fair value adjustment of a foreign exchange collar which did not receive hedge accounting and losses due to the dedesignation of certain fuels swaps. These adjustments are included in other expense.
(11) Contract termination expenses related to the Acquisition of Prestige, which are included in other cruise operating expense and depreciation and amortization expense.
(12) For the nine months ended September 30, 2016, primarily reflects the write-off of deferred financing fees related to the refinancing of certain credit facilities, which is included in interest expense, net. For the three months ended September 30, 2016, reflects a tax benefit adjustment.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

EBITDA and Adjusted EBITDA were calculated as follows (in thousands):
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Net income	$342,378	$251,787	$560,853	$388,825
Interest expense, net	60,662	49,784	188,836	153,219
Income tax expense	5,241	3,528	8,944	6,931
Depreciation and amortization expense	111,575	109,798	317,480	314,381
EBITDA	519,856	414,897	1,076,113	863,356

Other expense (1)	5,333	1,733	13,281	35,589
Non-GAAP Adjustments:
Non-cash deferred compensation (2)	792	3,277	2,375	5,759
Non-cash share-based compensation (3)	16,840	13,691	48,289	27,857
Secondary Equity Offering expenses (4)	-	362	-	1,384
Severance payments and other fees (5)	2,587	1,369	5,486	15,045
Management NCL Corporation Units exchange expenses (6)	-	-	-	624
Acquisition of Prestige expenses (7)	1,696	6,098	4,710	17,389
Deferred revenue (8)	300	3,026	1,057	31,514
Contingent consideration adjustment (9)	-	-	-	(43,400)
Contract termination expenses (10)	-	3,319	-	3,319
Adjusted EBITDA	$547,404	$447,772	$1,151,311	$958,436

(1) Primarily consists of gains and losses, net for derivative contracts and forward currency exchanges.
(2) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense.
(3) Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.
(4) Expenses related to the Secondary Equity Offerings, which are included in marketing, general and administrative expense.
(5) Severance payments and other expenses related to restructuring costs and other severance arrangements, which are included in marketing, general and administrative expense.
(6) Expenses related to the exchange of Management NCL Corporation Units for ordinary shares, which are included in marketing, general and administrative expense.
(7) Expenses related to the Acquisition of Prestige, which are included in marketing, general and administrative expense.
(8) Deferred revenue fair value adjustments related to the Acquisition of Prestige that were made pursuant to business combination accounting rules, which are primarily included in Net Revenue.
(9) Contingent consideration fair value adjustment related to the Acquisition of Prestige, which is included in marketing general and administrative expense.
(10) Contract termination expenses related to the Acquisition of Prestige, which are included in other cruise operating expense.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

Free Cash Flow was calculated as follows (in thousands):

	Nine Months Ended
	September 30,
	2016	2015

Net cash provided by operating activities	$1,088,759	$973,386
Less: Capital expenditures for ship construction	(590,781)	(181,999)
Less: Capital expenditures for business enhancements and other	(325,155)	(148,809)
Free Cash Flow	172,823	642,578
Proceeds from ship construction financing facilities	439,438	71,706
Adjusted free cash flow	$612,261	$714,284

Investor Relations Contact
Andrea DeMarco
(305) 468-2339
InvestorRelations@nclcorp.com

Media Contacts
Vanessa Picariello
(305) 436-4713
PublicRelations@ncl.com